UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of the earliest event reported):  March 8, 2012

SPORT CHALET, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-20736	95-4390071
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Sport Chalet Drive, La Cañada, CA 91011
(Address of principal executive offices) (Zip Code)

(818) 949-5300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 8, 2012, the Compensation Committee of the Board of Directors of Sport Chalet, Inc. (the "Company") authorized the Chief Executive Officer to grant nonqualified options to purchase up to 260,000 shares of Class A Common Stock to employees, other than executive officers.  The exercise price of the options will be the closing price of the Class A Common Stock on the date of grant, and each option will have a term of ten years from the date of grant and will become exercisable (vest) in five equal annual installments commencing on the first anniversary of the date of grant.

On March 8, 2012, the Compensation Committee also granted options to each executive officer of the Company, other than Craig Levra, the Chief Executive Officer, to purchase the number of shares of Class A Common Stock set forth opposite such officer's name in the table below:

Name	Number of Class A Shares
Howard Kaminsky	15,000
Dennis Trausch	15,000
Tim Anderson	15,000
Thomas Tennyson	15,000

The exercise price of each option is $1.38, the closing price of the Common Stock on the date of grant, and each option will have a term of ten years from the date of grant and will become exercisable (vest) in five equal annual installments on March 8, 2013, 2014, 2015, 2016 and 2017.

On March 8, 2012, the Compensation Committee authorized the payment of a discretionary cash bonus to Craig Levra, the Chief Executive Officer, in the amount of $150,000 for services rendered in fiscal 2012.  Mr. Levra has advised the Company that he intends to use the bonus to reduce the outstanding balance of a loan from an unrelated third party obtained to pay his income taxes resulting from the 2005 recapitalization plan and for subsequent purchases of Class B Common Stock, for which 791,435 shares of Class B Common Stock are pledged as collateral.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPORT CHALET, INC.
Date: March 13, 2012
	By:	/s/ Howard K. Kaminsky
Howard K. Kaminsky, Executive Vice
President-Finance, Chief Financial Officer and Secretary